Exhibit 99.1

ImmunoCellular Announces Receipt of Notice of Noncompliance

with The NYSE American Continued Listing Standards.

Los Angeles, CA – October 17, 2018 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE American: IMUC) today announced that on October 16, 2018, the Company received notice from the NYSE American LLC (“NYSE American” or the “Exchange”) that it has determined to commence proceedings to delist the Company’s Common Stock (NYSE American: IMUC) and Listed Common Stock Warrants (NYSE American: IMUC.WS) from the Exchange. Trading in the Company’s securities on NYSE American has been suspended.

The NYSE American determined that the Company is no longer suitable for listing pursuant to Section 1003 of the NYSE American Company Guide, due to the abnormally low trading price of its Common Stock. Under the NYSE delisting procedures, the Company has a right to a review of this determination by a Committee of the Board of Directors of the NYSE. The Company has determined not to seek this review. The NYSE American is expected to apply to the Securities and Exchange Commission to delist the Company’s Common Stock and Listed Common Stock Warrants upon completion of all applicable procedures. The Company anticipates its Common Stock will be quoted on the OTC Markets.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding the Company’s intentions and current expectations concerning, among other things, the NYSE American’s efforts to delist the Company’s Common Stock and Listed Common Stock Warrants from the NYSE American, the Company’s intention to deregister its Common Stock and Listed Common Stock Warrants under the Exchange Act of 1934, as amended, and the quotation of the Company’s securities on the OTC Markets. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop the Company’s product candidates and the uncertain timing of completion and success of clinical trials. Additional risks and uncertainties are described under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q for the period ended June 30, 2018 and subsequent filings with the SEC. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.

Jane Green

(267) 457-3734 direct

(415) 652-4819 mobile

jane@jmgcomm.com